Exhibit 99.1

Diodes Incorporated Reports First Quarter 2014 Financial Results

Continued Margin Improvement;

Revenue and Gross Margin Above Mid-Point of Guidance

Plano, Texas – May 8, 2014 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today reported its financial results for the first quarter ended March 31, 2014.

First Quarter Highlights

•	Revenue was $210.0 million, a decrease of 0.5 percent from the $211.0 million in the fourth quarter 2013, and an increase of 18.6 percent from the $177.0 million in the first quarter 2013, which included one month of revenue from BCD Semiconductor;

•	Gross profit was $61.6 million, compared to $60.8 million in the fourth quarter of 2013 and $46.2 million in the first quarter of 2013;

•	Gross profit margin was 29.3 percent, compared to 28.8 percent in the fourth quarter of 2013 and 26.1 percent in the first quarter of 2013;

•	GAAP net income was $10.2 million, or $0.21 per diluted share, compared to the fourth quarter of 2013 of $6.2 million, or $0.13 per diluted share, and the first quarter of 2013 GAAP net loss of ($1.9) million, or ($0.04) per share;

•	Non-GAAP adjusted net income was $12.4 million, or $0.26 per diluted share, compared to $11.3 million, or $0.24 per diluted share, in the fourth quarter of 2013 and $7.5 million, or $0.16 per diluted share, in the first quarter of 2013;

•	Excluding $2.1 million, net of tax, of share-based compensation expense, GAAP and non-GAAP adjusted net income would have increased by $0.04 per diluted share; and

•	Achieved $46.1 million cash flow from operations, including an approximately $4.0 million reduction in inventory, and $34.3 million of free cash flow, including $11.8 million of capital expenditures. Net cash flow was $15.0 million, which includes the pay down of $17.3 million on long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “During the quarter, revenue was essentially flat despite the Chinese New Year slowdown due to shipping inventory that we had strategically built-up during the fourth quarter. Most notably, gross margin improved by 50 basis points sequentially and 320 basis points year-over-year as a result of improved wafer fab performance, especially at BCD Fab 2 where the ramp-up is going smoothly, combined with an overall improvement in product mix.

“Also during the quarter, we improved our balance sheet by reducing long-term debt by approximately $17 million, which followed a reduction of almost $20 million last quarter. With our reduced capital expenditure spending, we generated approximately $34 million of free cash flow.

“As we look to the second quarter, we expect revenue to increase sequentially, highlighted by continued gross margin improvement as well as an ongoing commitment to cost controls that we expect to drive further profitability and cash generation.”

First Quarter 2014

Revenue for the first quarter 2014 was $210.0 million, a decrease of 0.5 percent from the $211.0 million in the fourth quarter 2013, and an increase of 18.6 percent from the $177.0 million in the first quarter 2013, which included one month of revenue from BCD Semiconductor. Revenue was essentially flat sequentially despite the Chinese New Year slowdown, which included fewer working days in the quarter as well as the associated workforce shortage.

Gross profit for the first quarter 2014 was $61.6 million, or 29.3 percent of revenue, compared to the fourth quarter 2013 of $60.8 million, or 28.8 percent of revenue, and compared to the first quarter 2013 of $46.2 million, or 26.1 percent of revenue. The increase in gross profit margin was primarily due to improved wafer fab performance, especially at BCD Fab 2, combined with an overall improvement in product mix.

Operating expenses for the first quarter 2014 were $47.2 million, or 22.5 percent of revenue, compared to $52.8 million, or 25.0 percent of revenue, in the fourth quarter 2013 and $42.4 million, or 24.0 percent of revenue in the first quarter 2013. Non-GAAP operating expenses, excluding non-cash acquisition related intangible asset amortization costs, were $45.2 million, or 21.5 percent of revenue, in the first quarter 2014.

First quarter 2014 GAAP net income was $10.2 million, or $0.21 per diluted share, compared to fourth quarter 2013 GAAP net income of $6.2 million, or $0.13 per diluted share, and a first quarter 2013 GAAP net loss of ($1.9) million, or ($0.04) per share.

First quarter 2014 non-GAAP adjusted net income was $12.4 million, or $0.26 per diluted share, which excluded, net of tax, $1.6 million of non-cash acquisition related intangible asset amortization costs and $0.6 million of retention costs related to the BCD acquisition. This compares to non-GAAP adjusted net income of $11.3 million, or $0.24 per diluted share, in the fourth quarter 2013 and $7.5 million, or $0.16 per diluted share, in the first quarter 2013.

The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2014
GAAP net income	$10,202

GAAP diluted earnings per share	$0.21

Adjustments to reconcile net income to adjusted net income:
Retention costs	586
Amortization of acquisition related intangible assets	1,565

Non-GAAP adjusted net income	$12,353

Non-GAAP adjusted diluted earnings per share	$0.26

(See the reconciliation tables of net income to adjusted net income near the end of the release for further details.)

Included in first quarter 2014 GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per diluted share. GAAP and non-GAAP adjusted net income in the fourth and first quarters of 2013 would have increased by an additional $0.05 per diluted share.

EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, for the first quarter 2014 was $32.8 million, compared to $28.8 million for the fourth quarter 2013 and $23.1 million for the first quarter 2013. For a reconciliation of GAAP net income to EBITDA (a non-GAAP measure), see the table near the end of this release for further details.

For the first quarter 2014, net cash provided by operating activities was $46.1 million, which included a reduction in inventory by approximately $4.0 million. Net cash flow was $15.0 million, which reflects the pay down of $17.3 million on long-term debt. Free cash flow was $34.3 million, which included $11.8 million of capital expenditures.

Balance Sheet

As of March 31, 2014, the Company had approximately $212 million in cash and cash equivalents and approximately $21 million in short-term investments. Long-term debt totaled approximately $165 million. Working capital was approximately $495 million.

Business Outlook

Dr. Lu concluded, “For the second quarter of 2014, we expect revenue to increase to a range of $216 million and $229 million, or up 2.9 percent to 9.1 percent sequentially. We expect gross margin to be 30.5 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 21.8 percent of revenue, plus or minus 1 percent. We expect our income tax rate to range between 19 and 25 percent, and shares used to calculate EPS for the second quarter are anticipated to be approximately 48.2 million.”

Conference Call

Diodes will host a conference call on Thursday, May 8, 2014 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 26873769. International callers may join the teleconference by dialing 1-315-625-6979 and enter the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Thursday, May 15, 2014 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of

26873769. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with four manufacturing facilities located in Shanghai, China, and two joint venture facilities located in Chengdu, China, as well as manufacturing facilities located in Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Suwon, South Korea; Tokyo, Japan; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: as we look to the second quarter, we expect revenue to increase sequentially, highlighted by continued gross margin improvement as well as an ongoing commitment to cost controls, that we expect to drive further profitability and cash generation; for the second quarter of 2014, we expect revenue to increase to a range of $216 million and $229 million, or up 2.9 percent to 9.1 percent sequentially; we expect gross margin to be 30.5 percent, plus or minus 2 percent; operating expenses are expected to be approximately 21.8 percent of revenue, plus or minus 1 percent; and we expect our income tax rate to range between 19 and 25 percent, and shares used to calculate EPS for the second quarter are anticipated to be approximately 48.2 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that BCD’s business will not be integrated successfully into Diodes’; the risk that the expected benefits of the acquisition may not be realized; the risk that BCD’s standards, procedures and controls will not be brought into conformance within Diodes’ operations; difficulties coordinating Diodes’ and BCD’s new product and process development, hiring additional management and other critical personnel, and increasing the scope, geographic diversity and complexity of Diodes’ operations; difficulties in consolidating facilities and transferring processes and know-how; the diversion of our management’s attention from the management of our business; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information including the “Risk Factors,” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
NET SALES	$209,986	$176,964
COST OF GOODS SOLD	148,405	130,781

Gross profit	61,581	46,183
OPERATING EXPENSES
Selling, general and administrative	32,330	30,376
Research and development	12,920	10,080
Amortization of acquisition related intangible assets	1,981	1,909
Loss on sale of assets	7	42

Total operating expenses	47,238	42,407

Income from operations	14,343	3,776
OTHER INCOME (EXPENSES)
Interest income	397	80
Interest expense	(1,260)	(945)
Gain (loss) on securities carried at fair value	(256)	366
Other	(231)	1,020

Total other income (expenses)	(1,350)	521
Income before income taxes and noncontrolling interest	12,993	4,297
INCOME TAX PROVISION	2,547	6,574

NET INCOME (LOSS)	10,446	(2,277)
Less: NET LOSS (INCOME) attributable to noncontrolling interest	(244)	351

NET INCOME (LOSS) attributable to common stockholders	$10,202	$(1,926)

EARNINGS (LOSS) PER SHARE attributable to common stockholders
Basic	$0.22	$(0.04)

Diluted	$0.21	$(0.04)

Number of shares used in computation
Basic	46,699	46,021

Diluted	47,996	46,201

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2014:

	Operating	Income Tax
	Expenses	Provision	Net Income
GAAP			$10,202

Earnings per share (GAAP)
Diluted			$0.21

Adjustments to reconcile net income to adjusted net income: Retention costs	690	(104)	586
Amortization of acquisition related intangible assets	1,981	(416)	1,565

Adjusted (Non-GAAP)			$12,353

Diluted shares used in computing earnings per share			47,996

Adjusted earnings per share (Non-GAAP)
Diluted			$0.26

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.04 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2013:

	Cost of
	Goods	Operating	Income Tax	Net Income
	Sold	Expenses	Provision	(Loss)
GAAP				$(1,926)

Loss per share (GAAP)
Diluted				$(0.04)

Adjustments to reconcile net loss to adjusted net income:
Retention costs	—	325	(49)	276
Amortization of acquisition related intangible assets	—	1,909	(443)	1,466
Inventory valuations	1,828	—	(274)	1,554
Acquisition costs	—	600	110	710
Tax expense related to tax audit	—	—	5,447	5,447

Adjusted (Non-GAAP)				$7,527

Diluted shares used in computing earnings per share				47,233

Adjusted earnings per share (Non-GAAP)
Diluted				$0.16

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.05 per share.

ADJUSTED NET INCOME (Non-GAAP)

This measure consists of generally accepted accounting principles (“GAAP”) net income attributable to common stockholders (“net income”), which is then adjusted solely for the purpose of adjusting for retention costs, amortization of acquisition related intangible assets, inventory valuations, acquisition costs and tax payments related to tax audit, as discussed below. Excluding retention costs, inventory valuations, acquisition costs and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments:

Retention costs – The Company excluded costs accrued within operating expenses in regard to the $5 million employee retention plan in connection with the BCD Semiconductor Manufacturing Limited (“BCD”) acquisition. The retention payments are payable at the 12, 18 and 24 month anniversaries of the acquisition with the majority of the expense occurring in the first 12 months. Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded. The Company believes the exclusion of retention costs related to the BCD acquisition provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition related intangible assets – The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was recognized through acquisition accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability among companies with respect to this expense.

Inventory valuations – The Company excluded cost incurred for inventory valuations. The Company adjusted the inventory acquired from the BCD acquisition to account for the reasonable profit allowance for the selling effort on finished goods inventory and the reasonable profit allowance for the completing and selling effort on the work–in-progress inventory. This non-cash adjustment to inventory is not recurring in nature, however it could be recurring to the extent there are additional acquisitions. The Company believes the exclusion of the BCD inventory valuation provides investors with a more accurate reflection of costs likely to be incurred in the absence of an usual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Acquisition costs – The Company excluded costs associated with acquiring BCD, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed in the first quarter of 2013 when the costs were incurred and services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an usual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Tax expense related to tax audit – The Company excluded additional tax expense in regard to a tax audit of the China tax authorities. The China government audited the Company’s High and New Technology Enterprise (“HNTE”) status for the years 2009 through 2014 and determined there was an underpayment for the tax year 2013. The Company has been approved for the HNTE status for 2013 through 2014. Given that 2014 is an isolated occurrence, the additional tax and any penalties and interest associated with the audit are being excluded. The Company believes the exclusion of tax expense related to this tax audit provides investors with a more accurate indication of tax expense likely to be incurred on an ongoing basis and facilitates comparisons with the results of other periods that may not reflect such audit determinations.

ADJUSTED EARNINGS PER SHARE (Non-GAAP)

This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding retention costs, amortization of acquisition related intangible assets, inventory valuations, acquisition costs and tax payments related to tax audit, as discussed above. Excluding retention costs, inventory valuations, acquisition costs and tax payments related to tax audit provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation tables provided.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2014 is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures. For the first quarter of 2014, the amount was $34.3 million ($46.1 million less (-) $11.8 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2014	2013
Net income (loss) (GAAP)	$10,202	$(1,926)
Plus:
Interest expense, net	863	865
Income tax provision	2,547	6,574
Depreciation and amortization	19,176	17,558

EBITDA (Non-GAAP)	$32,788	$23,071

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

ASSETS

(in thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$211,642	$196,635
Short-term investments	20,522	22,922
Accounts receivable, net	175,604	192,267
Inventories	176,693	180,396
Deferred income taxes, current	9,684	10,513
Prepaid expenses and other	49,232	47,352

Total current assets	643,377	650,085

PROPERTY, PLANT AND EQUIPMENT, net	315,817	322,013
DEFERRED INCOME TAXES, non current	22,278	28,237
OTHER ASSETS
Goodwill	84,508	84,714
Intangible assets, net	51,662	53,571
Other	22,962	23,638

Total assets	$1,140,604	$1,162,258

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

LIABILITIES AND EQUITY

(in thousands, except share data)

	2014	2013
	(Unaudited)
CURRENT LIABILITIES
Lines of credit	$2,482	$5,814
Accounts payable	91,544	89,212
Accrued liabilities	53,156	60,684
Income tax payable	1,178	1,206

Total current liabilities	148,360	156,916

LONG-TERM DEBT, net of current portion	165,440	182,799
OTHER LONG-TERM LIABILITIES	71,771	78,866

Total liabilities	385,571	418,581

COMMITMENTS AND CONTINGENCIES	—	—
EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 46,728,209 and 46,680,973 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	31,154	31,120
Additional paid-in capital	293,136	289,668
Retained earnings	436,530	426,328
Accumulated other comprehensive loss	(46,966)	(44,374)

Total Diodes Incorporated stockholders’ equity	713,854	702,742

Noncontrolling interest	41,179	40,935

Total e quity	755,033	743,677
Total liabilities and equity	$1,140,604	$1,162,258